As filed with the Securities and Exchange Commission on July 17, 2006
 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SOUTHERN UNION COMPANY
(Exact name of Registrant as specified in its Charter)

Delaware       75-0571592
(State or other Jurisdiction      (I.R.S. Employer Identification No.)
                    of Incorporation or Organization)

5444 Westheimer Road
Houston, Texas 77056
(713) 989-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Monica M. Gaudiosi, Esq.
Senior Vice President and Associate General Counsel
5444 Westheimer Road
Houston, Texas 77056
(713) 989-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sean P. McGuinness, Esq.
David J. Lavan, Esq.
Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W., Suite 600
Washington, DC 20006
(202) 939-7900

Approximate Date of Commencement of Proposed Sale to Public: From time to time after the effective date of the Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: []
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box: [X]
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: []

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value	300,000 shares	$26.54	$7,962,000	$851.93
(1)
Pursuant to rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)
This amount was calculated in accordance with Rule 457(c) of the Securities Act and based on the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on July 14, 2006.

You should rely only on the information incorporated by reference or contained in this prospectus. No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Direct Stock Purchase and Dividend Reinvestment Plan

P R O S P E C T U S

July 14, 2006

300,000 Shares of Common Stock

Direct Stock Purchase and Dividend Reinvestment Plan

Through this prospectus, Southern Union Company offers participation in our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides current and prospective stockholders with a convenient and economical way to purchase shares of our common stock, and to reinvest cash dividends. Those who are not currently stockholders may become participants in the Plan by making an initial cash investment of at least $250, or by authorizing the automatic transfer from their savings, checking or money market account to their Plan account of five or more deposits of at least $50 each.

Participants in the Plan may:
•   Automatically reinvest cash dividends on all shares of common stock they hold, whether in their Plan account or elsewhere, or alternatively receive cash dividends on all such shares.
•   Invest in common stock by making voluntary cash deposits to their Plan accounts at any time for as little as $50 up to a total of $250,000 per calendar year. Such voluntary cash deposits will be invested twice per month.
•   Make automatic monthly investments in common stock by electronically transferring funds to their Plan account from a pre-designated savings, checking or money market account.
•   Deposit shares of common stock for safekeeping with Computershare Trust Company, N.A., which is the administrator of the Plan.
•   Transfer shares of common stock or make gifts of common stock held in their Plan account to another Plan account.
This prospectus relates to 300,000 shares of our common stock. Shares of our common stock will be purchased under the Plan, at our option, from newly issued shares or on the open market.
The Plan amends and restates our prior Direct Stock Purchase Plan. Participants in the existing Direct Stock Purchase Plan will automatically continue to participate in the Plan.
Your participation in the Plan is entirely voluntary. You may end your participation at any time. If you currently hold common shares and do not choose to participate in the Plan, you will continue to receive cash dividends as declared, in the usual manner.
Our common stock is listed on the New York Stock Exchange under the symbol “SUG.”

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 14, 2006.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock offered by this prospectus. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about Southern Union, the Plan and the securities offered. The registration statement can be read at the SEC’s web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate and complete as of any date other than the date on the front cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “we,” “us,” “our” or similar references mean Southern Union Company and its subsidiaries, and (ii) all references in this prospectus to “common stock,” “stock,” “our stock,” “Southern Union stock,” “Company stock,” “your stock,” “shares,” or “Southern Union shares” refer to our common stock, par value $1.00 per share.

ABOUT SOUTHERN UNION

General

Southern Union Company (“Southern Union” and, together with its subsidiaries, the “Company”) was incorporated under the laws of the State of Delaware in 1932. We own and operate assets in the regulated and unregulated natural gas industry and are primarily engaged in the transportation, storage and distribution of natural gas in the United States. Through our wholly-owned subsidiary, Panhandle Eastern Pipe Line Company, LP (“Panhandle Eastern Pipe Line”), and its subsidiaries (collectively, “Panhandle Energy”), we own and operate interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes regions. Panhandle Energy also owns and operates a liquefied natural gas (“LNG”) import terminal, located on Louisiana’s Gulf Coast. Through our investment in CCE Holdings, LLC (“CCE Holdings”), we have an interest in and operate Transwestern Pipeline Company, LLC (“Transwestern”) and Florida Gas Transmission Company (“Florida Gas”), interstate pipeline companies that transport natural gas from producing areas in western Texas, Colorado and New Mexico to markets throughout the Southwest and to California, and from producing areas along the Gulf Coast and in the Gulf of Mexico to Florida, respectively. Through our three regulated utility divisions — Missouri Gas Energy, PG Energy and New England Gas Company — we serve nearly one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island.

Recent Developments

On March 1, 2006, we acquired Sid Richardson Energy Services, Ltd., a privately held natural gas gathering and processing company, and related entities for $1.6 billion in cash, subject to working capital adjustments. We funded this acquisition under a bridge loan facility in the amount of $1.6 billion that we entered into with Enhanced Service Systems, Inc. (“ESSI”), our wholly-owned subsidiary, as borrower, and a group of banks, as lenders, on March 1, 2006. This bridge loan is available for a maximum period of 364 days at interest rates tied to LIBOR or the prime rate plus a spread based upon the credit ratings of our senior unsecured debt. Under the terms of the bridge loan, we are required to apply 100 percent of the net cash proceeds from the dispositions of the PG Energy operating division to UGI Corporation and the Rhode Island operations of the New England Gas Company operating division to National Grid USA and from the issuance of equity and/or debt, other than from the refinancing of debt, to repay the bridge loan facility. (These asset dispositions are more fully discussed below. )The bridge loan is secured by a pledge of our interests in Panhandle Energy and a pledge of the equity interests in Sid Richardson Energy Services, Ltd. and related entities.

The principal assets of the business, now known as Southern Union Gas Services, are located in the Permian Basin of Texas and New Mexico and include approximately 4,800 miles of natural gas and natural gas liquids gathering pipelines, four cryogenic plants and six natural gas treating plants. The results of operations of this business will be included in our consolidated financial statements for the reporting periods subsequent to the acquisition. We expect the operations of Southern Union Gas Services to be reported as a separate Gathering and Processing segment in future reporting periods.

Southern Union Gas Services is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico. Southern Union Gas Services’ activities primarily include connecting wells of natural gas producers to its gathering system, treating natural gas to remove impurities to meet pipeline quality specifications, processing natural gas for the removal of natural gas liquids, transporting natural gas and redelivering natural gas and natural gas liquids to a variety of markets. Southern Union Gas Services’ primary customers include power generating companies, utilities, energy marketers and industrial users located primarily in the southwestern United States. Southern Union Gas Services’ major natural gas pipeline interconnects are with ATMOS Pipeline and Storage, LLC, El Paso Natural Gas Company, Energy Transfer Fuel, LP, Enterprise Products Pipeline, LLC and Transwestern. Its major natural gas liquids pipeline interconnects are with Chapparal Pipeline Co., Louis Dreyfus Pipeline LP and Chevron Pipeline.

On February 15, 2006, we entered into a definitive agreement to sell the Rhode Island operations of our New England Gas Company division to National Grid USA for $575 million, less assumed debt of $77 million, subject to working capital adjustments. Proceeds from the sale will be used to retire a portion of the bridge loan facility incurred in connection with our purchase of Sid Richardson Energy Services, Ltd. and related entities.

On January 26, 2006, we entered into a definitive agreement to sell our PG Energy natural gas distribution division in Pennsylvania to UGI Corporation for approximately $580 million, subject to working capital adjustments. Proceeds from the sale will be used to retire a portion of the bridge loan facility incurred in connection with our purchase of Sid Richardson Energy Services, Ltd. and related entities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov or from our Internet site at www.sug.com. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our Internet site at www.sug.com. However, the information on our Internet site is not a part of this prospectus.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of any Current Report on Form 8-K.

•   Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
•   Annual Report on Form 10-K for the year ended December 31, 2005;
•   Definitive Proxy Statement for the 2006 annual meeting of stockholders;
•   Current Report on Form 8-K filed on January 30, 2006;
•   Current Report on Form 8-K filed on February 17, 2006;
•   Current Report on Form 8-K filed on March 2, 2006;
•   Current Report on Form 8-K filed on March 6, 2006;
•   Current Report on Form 8-K filed on March 15, 2006;
•   Current Report on Form 8-K filed on March 17, 2006;
•   Current Report on Form 8-K filed on March 21, 2006;
•   Current Report on Form 8-K filed on April 5, 2006;
•   Current Report on Form 8-K filed on April 19, 2006;
•   Current Report on Form 8-K filed on May 8, 2006;
•   Current Report on Form 8-K filed on May 10, 2006;
•   Current Report on Form 8-K/A filed on May 17, 2006;
•   Current Report on Form 8-K filed on June 27, 2006;
•   Current Report on Form 8-K filed on July 11, 2006;
•   Current Report on Form 8-K filed on July 17, 2006; and

•   The description of our stock contained in our registration statement filed under the Securities Exchange Act of 1934, including all amendments and reports updating that description.

You may request a copy of these filings (other than exhibits to such filings, unless the exhibits are specifically incorporated by reference in such filings) at no cost to you by calling (800) 321-7423 or writing to the following address:

Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn: Investor Relations

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains some forward-looking statements that set forth anticipated results based on our management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated products, expenses, interest rates, the outcome of contingencies, such as legal proceedings, and financial results.

We cannot guarantee that any forward-looking statement will be realized, although our management believes that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when considering forward-looking statements.

We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q and 8-K reports to the SEC. Also note that we provide the following cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that, individually or in the aggregate, management thinks could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information under the heading “Risk Factors” in the following:
•   any prospectus supplement relating to any securities we are offering;
•   our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus;

•   our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, which is incorporated by reference into this prospectus;
•   our Current Report on Form 8-K, dated July 17, 2006, which is incorporated by reference into this prospectus; and
•   documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

ADVANTAGES OF THE PLAN

•   If you do not currently own any shares of our common stock, you may enroll in the Plan by making an initial cash investment of at least $250, or by authorizing the deposit to your Plan account of a minimum of five automatic deposits of at least $50 from your pre-designated savings, checking or money market account.
•   You may reinvest all of your cash dividends in our common stock or you may receive cash dividends electronically or by check on all or any shares of our common stock, including both shares held by you in certificate form and in the Plan.
•   You may purchase additional shares of our common stock as often as twice a month by making voluntary cash deposits to the Plan of at least $50 up to a maximum of $250,000 per calendar year. Voluntary investments may be made by check or automated deduction from a pre-designated savings, checking or money market account.
•   Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account.
•   The Plan offers a share “safekeeping” service whereby you may deposit your common stock certificates with the Plan administrator and have your ownership of our common stock maintained on the Administrator’s records as part of your Plan account.
•   You may make transfers or gifts of our common stock held in your Plan account to another Plan account at any time and at no charge to you. When you transfer or give shares to another person, an account will be opened for the recipient and the recipient will enjoy full Plan benefits.
•   If you reinvest dividends, you will receive quarterly statements listing the year-to-date transactions in your account. You will receive transaction advices after voluntary cash payments are made to your Plan account, unless included in a quarterly statement. Annual statements are mailed to all Plan participants who had activity in their accounts during that year.

DESCRIPTION OF THE PLAN

Purpose

The purpose of the Plan is to provide you with a convenient and economical way to purchase shares of our common stock and to reinvest your cash dividends in additional shares of our common stock. To the extent such shares of our common stock are purchased from us, we will receive additional funds that we can use for general corporate purposes.

Administration

Computershare Trust Company, N.A. (“Computershare” or the “Administrator”), a federally chartered trust institution, administers the Plan, keeps records, sends statements of account to Plan participants and performs other duties relating to the Plan. Computershare Shareholder Services, Inc., an affiliate of Computershare and a transfer agent registered with the SEC, acts as service agent for Computershare. The Administrator purchases shares of common stock, either on the open market or directly from us, as agent for you and credits the shares to your individual accounts.

Eligibility

Any person or legal entity, residing in the United States, whether or not a stockholder of record of our common stock, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions, are eligible to participate if such participation would not violate laws applicable to the Company or the participant.

Enrollment Procedures

Enrollment by Existing Stockholders

Stockholders of record are owners whose shares are registered in their own name. If you are already a stockholder of record (i.e., if you hold a share certificate issued in your name), you may become a participant in the Plan by enrolling through the Internet by going to the Administrator’s website at www.computershare.com/equiserve, and following the instructions provided there, or by sending the Administrator a completed Enrollment Authorization Form. Copies of the Enrollment Authorization Form are available at the Administrator’s website or upon written or telephonic request to the Administrator at the address and telephone number set forth below under “For Assistance Concerning the Plan.”

Beneficial owners of our common stock are owners whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee). If you are such a beneficial owner, to participate in the Plan you must become a stockholder of record by having some of your shares transferred into your own name. You may accomplish this by directing your broker to have some or all of your shares reregistered into your name and having the related share certificates delivered to you. Alternatively, you may instruct your broker to move some or all of your shares electronically through the Direct Registration System from your brokerage account directly to a new book-entry account with the Administrator. Please contact your broker for more information. Once you have become a stockholder of record owner, you may enroll in the Plan in the manner described in the preceding paragraph.

Enrollment by Prospective Investors

If you are a prospective investor and not already a stockholder, after reading a copy of this Prospectus, you may apply for enrollment in the Plan by completing all required sections of the Initial Investment Form and sending it to the Administrator. The Initial Investment Form must be accompanied by either an Authorization Form for Automatic Deductions of at least $50 per month for a minimum of five months, or by an initial cash payment of at least $250 (and not in excess of $250,000) in the form of a check made payable (in U.S. dollars) to Computershare. Copies of the Initial Investment Form may be obtained at the Administrator’s website or upon written or telephonic request to the Administrator at the address and telephone number set forth below under “For Assistance Concerning the Plan.” Prospective investors also may apply for enrollment in the Plan through the Administrator’s website, www.computershare.com/equiserve, by following the instructions provided there. Do not send cash, money orders, traveler’s checks or third party checks. No interest will be paid on investment amounts held by the Administrator pending the purchase of shares.

Accounts in Multiple Names

If you wish to establish a Plan account in more than one name, all participants that will have an interest in the account must sign the Initial Investment Form. The Administrator reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and legal registrations.

Treatment of Dividends

As a Plan participant, you must make an election as to whether to reinvest all cash dividends payable on both the common stock that is held in your Plan account and the common stock of which you are the direct record owner. You must make this election pursuant to the Enrollment Authorization or Initial Investment Form. You may change your option at any time by completing a new form and returning it to the Administrator or by giving detailed written or telephonic instructions to the Administrator. The Administrator must receive your request on or before the record date for any given dividend payment date in order for the requested change to be effective for that dividend. If your request is received after the record date, then the requested change may not be effective until the next dividend payment date.

If you elect full dividend reinvestment, all cash dividends paid on both the common stock held in your Plan account and the common stock registered in your name will be reinvested automatically in additional shares of our common stock on each dividend payment date (each, a “Dividend Payment Investment Date”).

If you elect not to reinvest your dividends, you will continue to receive cash dividends as declared. They will be paid to you either via check mailed to you in the usual manner, or at your election via electronic funds transfer to your pre-designated bank or money market account.

To receive your dividends by direct deposit, you must first complete and sign the Direct Deposit Authorization Form and return it to the Administrator. This form is not part of the Enrollment Authorization Form and must be specifically requested from the Agent. You may enroll online at the Administrator’s website or obtain a copy of the form upon written or telephonic request to the Administrator at the address and telephone number set forth below under “For Assistance Concerning the Plan.” You may change the designated account for direct deposit or discontinue this feature only by written instruction to the Administrator. If you transfer shares or otherwise establish a new account, or close or change a bank account number, a new Direct Deposit Authorization Form must be completed.

Voluntary Cash Payments

General Information

Once you have established a Plan account as described above, you may utilize your account to make additional cash investments in our common stock. You can make such additional investments by check, one-time online bank debit or automatic deduction from a pre-designated savings, checking or money market account. Voluntary cash payments must be in a minimum amount of $50 and may not exceed $250,000 per calendar year. There is no obligation to make a voluntary cash payment at any time, and the amount of such payments may vary. For additional information concerning initial cash investments, see “Enrollment Procedures — Enrollment by Prospective Investors” above.

Initial investments and voluntary cash payments received by the Administrator will be invested twice a month, on the 5th and 20th days of each month, or on the next stock market trading day if the 5th or 20th are not stock market trading days (each, a “Voluntary Cash Investment Date”). If you are making your payment by check, it must be received by the Administrator at least two business days before the respective Voluntary Cash Investment Date. When making a one-time online voluntary cash payment, you should refer to the online confirmation for the account debit date and investment date.

No interest will be paid on amounts held by the Administrator pending investment.

Upon your written or telephonic request received by the Administrator no later than two business days prior to a Voluntary Cash Investment Date, a cash payment not already invested under the Plan will be cancelled or returned to you, as appropriate. However, no refund of a check will be made until the funds have been actually received and collected by the Administrator. Accordingly, such refunds may be delayed. You may make voluntary cash payments by any of the methods described below.

Making Voluntary Cash Payments

Check. You may make voluntary cash payments by check payable in U.S. dollars to “Computershare.” You should send your check, together with a completed copy of the Transaction Form attached to each quarterly account statement or the transaction advice sent to participants or with a letter indicating the account number to the Administrator at the address set forth under “For Assistance Concerning the Plan.” Your check must be received by the Administrator at least two business days before the respective Voluntary Cash Investment Date. You also should indicate the applicable Plan account number on your check. Do not send cash, traveler’s checks, money orders or third party checks for voluntary cash payments. Additional Transaction Forms are available upon request from the Administrator.

One-time Bank Debit. You may make voluntary cash payments at any time by going to the Administrator’s website, www.computershare.com/equiserve, and authorizing a one-time online bank debit from an account at U.S. bank or financial institution. One-time online voluntary cash payment funds will be held by the Administrator for three banking business days before they are invested. You should refer to the online confirmation for the account debit date and investment date.

Automatic Deduction from an Account. You may make automatic voluntary cash payments of a specified amount through an Automated Clearing House (ACH) withdrawal from a pre-designated savings, checking or money market account at a U.S. bank or financial institution. To initiate such automatic payments, you may enroll through the Administrator’s website, or complete and sign an Authorization Form for Automatic Deductions and return it to the Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on the 25th day of each month, or the next banking business day if the 25th is not a banking business day, and will be invested on the next Voluntary Cash Investment Date. Automatic deductions will continue at the level you set until you change your instructions by notifying the Administrator.

You may change or terminate automatic deductions through the Administrator’s website or by completing and submitting to the Administrator a new Authorization Form for Automatic Deductions. When you transfer shares or otherwise establish a new account, an Authorization Form must be completed that is unique to that account. If you close or change a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular Voluntary Cash Investment Date, however, the new Authorization Form for Automatic Deductions must be received by the Administrator at least seven business days preceding the date the funds will be withdrawn.

You will be assessed a fee of $25 for any voluntary cash payment that is returned unpaid, whether the investment was made by check or by an attempted automatic withdrawal from your

U.S. bank account. By enrolling in the Plan, you authorize the Administrator to deduct this fee by selling shares from your Plan account. More common stock may be sold than was purchased with the returned deposit due to fluctuations in market price.

Source and Price of Shares

Shares of our common stock will be, at our discretion, purchased directly from us (in the form of either authorized but unissued shares or Treasury shares), or on the open market or through privately negotiated transactions.

For an open market purchase, the purchase price for our common stock to be charged to your Plan account will be the weighted average price paid by the Administrator for all such shares purchased on the open market with respect to the Investment Date.

Purchases under the Plan made on the open market will begin on the relevant Investment Date and will be completed no later than 30 days from that Investment Date, unless completion at a later date may be necessary or advisable under any applicable federal or state securities laws. Open market purchases may be made on any securities exchange where our common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to such pricing, delivery and other terms to which the Administrator may agree.

Neither you nor the Company shall have the authority or power to direct the time or price at which shares of our common stock may be purchased, or the selection of the broker or dealer through or from whom our common stock purchases will be made.

For a purchase of shares directly from us or through a privately negotiated transaction, the purchase price for our common stock to be charged to your Plan account will be the average of the daily high and low sales prices of our common stock (as published in The Wall Street Journal report of New York Stock Exchange — Composite Transactions) for the period of five trading days prior to the relevant Investment Date.

The amount of the investment divided by the price per share will determine the number of shares credited to your account.

Costs to Participants

If the Administrator purchases shares of our common stock in the open market or in privately negotiated transactions, you will be charged a processing fee, which includes the applicable brokerage commission the Administrator is required to pay, currently equal to $0.05 per share, in connection with such open market purchases or privately negotiated transactions. A $5.00 service fee will be deducted from optional cash payments made by check or online transactions, and a $2.50 service fee will be subtracted from all optional cash payments made by automatic deduction. For dividend reinvestment (if applicable), you will be charged a service fee equal to 5% of the amount reinvested, up to a maximum of $3.00. You will be charged a one-time enrollment fee of $10.00, which will be deducted from the initial investment of investors who are not already stockholders.

You will be charged a fee of $25 for any voluntary cash payment returned unpaid, whether the investment was made by check or by an attempted automatic withdrawal from your U.S. bank account.

For additional information concerning the fees that you may be charged in connection with your participation in the Plan, see the Fee Schedule on page 18.

ACCOUNT MANAGEMENT

Share Transfers and Gifts

If you wish to transfer shares held in your Plan account to any party to be held outside of the Plan, you must request that the Administrator send you a certificate for those shares as described below under “Account Management — Certificates for Shares.” Once you have received the share certificate, you can transfer the shares in the same manner as any other shares not held under the Plan.

You may transfer all or part of your shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, by mailing the Administrator a properly completed Transfer of Ownership Form or an executed stock power. Transfers of less than all of the shares held in your Plan account must be made in whole share amounts. Requests for transfer are subject to the same requirements as other share transfers, including the requirement of a medallion signature guarantee on the stock power or Transfer of Ownership Form. You may obtain copies of the Transfer of Ownership Form at the Administrator’s website or upon written or telephonic request submitted to the Administrator at the Administrator’s website or upon written or telephonic request to the Administrator at the address and telephone number set forth below under “For Assistance Concerning the Plan.”

Shares transferred to another Plan account will continue to be held by the Administrator under the Plan. If the transferee is not already a Plan participant, a Plan account will be opened in the transferee’s name. In such case, the transferee will not be charged an initial investment fee. If the transferee is not already a registered stockholder or a participant, the account will be enrolled under the full reinvestment option unless you specify differently. The transferee may change the reinvestment election after the transfer has been made as described under “Description of the Plan — Treatment of Dividends” above.

If a transfer involving all shares in your account is received after a record date but before the related Dividend Payment Date, the transfer will be processed when received, and a cash dividend will be paid to you.

After a transfer, you will receive an account statement showing the number of shares transferred to and held in the transferee’s Plan account.

Sale of Shares

You may direct the Administrator to sell any number of whole shares held in your Plan account either by accessing your account through the Internet at the Administrator’s website and following the procedures set forth there relating to sales, by completing the Transaction Form attached to your account statement and returning it to the Administrator or by giving detailed written or telephonic instructions to the Administrator.

The Administrator will initiate the sale as soon as practicable after receiving your directions. Sales will be made for your account on the open market through a securities broker designated by the Administrator. You will receive the proceeds, less applicable service and processing fees ($10.00 and approximately $0.15 cents per share). Proceeds of shares sold through the Plan will be paid to you by check.

You must submit all sales requests having an anticipated market value of $100,000 or more to the Administrator in written form. In addition, all sales requests received by the Administrator within 30 days of an address change to your Plan account must be submitted in written form.

Certificates for Shares

Shares purchased and held under the Plan will be held in safekeeping by the Administrator in your name. The number of shares (including fractional shares) upon which dividends are reinvested and held in your Plan account will be shown on each quarterly statement of account. You may obtain a new certificate for all or some of the whole shares held in your Plan account by completing the Transaction Form attached to your statement or upon written or telephonic request to the Administrator. You also may request a certificate through the Administrator’s website. Any remaining whole or fractional shares will continue to be held by the Administrator. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment on those shares (see “Reinvestment of Dividends” above). When issued, certificates for shares will be registered in the name in which the Plan account is maintained.

Except as described in “Account Management — Share Transfers and Gifts” above, you may not pledge or otherwise assign shares held in your Plan account. If you wish to pledge or assign any such shares, you must request that a certificate for such shares be issued in your name.

Share Safekeeping

When you enroll in the Plan, or at any later time, you may use the Plan’s share safekeeping service to deposit any share certificates in your possession with the Administrator. Shares deposited will be credited to your account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. If you subsequently request a certificate issuance, the Administrator will provide you with a new, differently numbered certificate.

By using the Plan’s share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of your common stock certificates. Also, because shares deposited with the Administrator are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner. There is no charge for this custodial service.

To deposit your shares, you should send the certificate(s) to the Administrator by registered or certified mail, with return receipt requested, or via some other form of traceable mail, and properly insured. When submitting certificate(s) for deposit into your Plan account, be sure to include a written request to have the certificate(s) deposited. The certificates should not be endorsed.

Reports to Participants

The Administrator will send you a quarterly statement showing the amount invested, the number of shares purchased and the related purchase price, the number of shares deposited, sold, transferred or withdrawn, the total shares accumulated and other information. The quarterly statement will indicate the shares held by the Administrator for you and other shares registered in your name upon which dividends are reinvested. You are responsible for retaining these statements in order to establish the cost basis of shares purchased under the Plan for tax purposes.

The Administrator upon request will provide you with duplicate account statements. Duplicate statements for open accounts will be provided at no charge, but the Administrator may assess charges for providing duplicate statements for closed accounts. You may also view year-to-date transaction activity in your Plan account for the current year, as well as activity in prior years, by accessing your Plan account through the Administrator’s website.

You will receive copies of all communications sent to all other registered holders of our common stock, including our annual report to stockholders and of the notice of our annual meeting of stockholders and accompanying proxy statement. In addition, you will receive an Internal Revenue Service information return for reporting dividend income received and/or shares sold, if so required.

The Administrator will send all notices, statements and reports pertaining to your Plan account to your latest address of record. Therefore, you must promptly notify the Administrator of any change of address. Failure to do so may result in escheatment of the account to the state of your last known address, in accordance with applicable state laws.

Closing a Plan Account

You may direct the Administrator to close your Plan account at any time either by accessing your account through the Administrator’s website and following the procedures set forth there relating to closing an account, by completing the Transaction Form attached to your account statement and returning it to the Administrator or by giving the Administrator detailed written or telephonic instructions.

When you close your Plan account, the Administrator will send you a certificate for the whole shares held in your account and a check for the cash value of any fractional share. Alternatively, you may specify in the withdrawal notice that all or a portion of whole shares be sold. The Administrator will make the sale as soon as practicable after receipt of the withdrawal notice, and you will receive a check for the proceeds, less a service fee and any applicable brokerage commissions. If the Administrator receives the request to discontinue dividend reinvestment on or after the record date for a dividend, the Administrator may either pay the dividend in cash or reinvest it under the Plan on the next Investment Date to purchase common stock on your behalf. If reinvested, the Administrator may sell the shares purchased and send you a check for the proceeds, less a service fee and any applicable brokerage commissions.

No voluntary cash payments may be made after participation in the Plan has been terminated. In order to initiate participation, you must re-enroll.

If you dispose of all certificated shares of our common stock, the dividends on the shares credited to the your Plan account will continue to be distributed as elected on the Enrollment Authorization Form until the Administrator is notified that you wish to withdraw from the Plan.

FEDERAL INCOME TAX INFORMATION

We believe the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, you are advised to consult your tax advisor with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

Taxable Income and Tax Basis

Reinvested Dividends

In the case of reinvested dividends, when the Administrator acquires shares for your account directly from us, you must include in gross income a dividend equal to the number of shares purchased with your reinvested dividends multiplied by the fair market value of our common stock on the relevant dividend payment date. The fair market value is based on 100% of the average of the high and low market prices on the dividend payment date. Your tax basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

Alternatively, when the Administrator purchases our common stock for your account on the open market with reinvested dividends, you must include in gross income an amount equal to the cash dividends reinvested plus that portion of any brokerage commissions paid by us which are attributable to the purchase of your shares. Your tax basis in Plan shares will be equal to the purchase price plus allocable brokerage commissions.

Voluntary Cash Payments

In the case of shares purchased on the open market with voluntary cash payments, you will be in receipt of a dividend to be included in gross income to the extent of any brokerage commissions paid by us. Your tax basis in the shares acquired with voluntary cash payments will be the cost of the shares to the Administrator plus an allocable share of any brokerage commissions paid by us.

These rules may not be applicable to certain participants in the Plan, such as tax-exempt entities (e.g., IRA accounts and pension funds) and foreign stockholders. You should consult your tax advisor concerning the tax consequences applicable to your situation.

Gain/Loss Recognition

You will not realize any taxable income when a certificate is received for whole shares credited to the account, either upon request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize a gain or loss when you sell or exchange whole shares acquired under the Plan — either by the Administrator at your request when withdrawing from the Plan or by your own action after withdrawal from or termination of the Plan. You also will recognize gain or loss when receiving a cash payment for a fractional share credited to your account is sold upon withdrawal from or termination of the Plan. The amount of the gain or loss will be the difference between the amount of cash received for the shares or fractional shares and the tax basis of those shares.

Information Returns

You will receive a Form 1099-DIV at the end of each year, or shortly thereafter, which provides the amount of dividend income that is reportable to the IRS, including, where applicable, an amount for brokerage commissions paid on your behalf, and an adjustment to reflect the difference between fair market value price and purchase price with respect to shares purchased from us with reinvested dividends.

A Form 1099-B will be provided if you sold shares through the Plan.

A copy of each information return is also furnished to the IRS.

Withholding Provisions

Federal law requires the Administrator to withhold an amount at the current applicable rates from the amount of dividends and the proceeds of any sale of shares if: (i) you fail to certify to the Administrator that you are not subject to backup withholding, (ii) that you fail to certify that the taxpayer identification number provided is correct; or (iii) the IRS notifies us that you are subject to backup withholding. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested. The withheld amounts also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to you.

In the case of those foreign stockholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign stockholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

OTHER INFORMATION

Authorized Capital Stock

Our capital stock currently consists of 200,000,000 shares of common stock, par value $1.00 per share, and 6,000,000 shares of preferred stock, no par value. As of July 14, 2006, 111,992,909 shares of our common stock, and no shares of our preferred stock, were issued and outstanding. Our common stock is listed on the NYSE under the symbol “SUG.” Computershare is the transfer agent and registrar for our common stock.

Dividend Policy

We currently pay regular quarterly distributions to holders of our common stock. Future dividends will be authorized by our board of directors and declared by us based on a number of factors, including the amount of available funds from operations, our financial condition and debt service obligations, capital expenditure requirements, and other factors our directors deem relevant. We can make no assurances to you about our ability to pay future dividends. Any stock dividends or split shares of our common stock distributed by us on shares held by the Administrator for your Plan account will be added to your account. In the event of a rights offering, you will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in your name and the total number of whole shares held in your Plan account.

Rights upon Liquidation

If we are liquidated, holders of our common stock will be entitled to receive pro rata all assets available for distribution to our stockholders after payment of our liabilities, including liquidation expenses.

Preemptive Rights

The holders of our common stock do not have the right to subscribe for or purchase any part of any new or additional issue of our common stock.

Voting of Plan Shares

The holders of our common stock are entitled to one vote for each share of common stock held. For each meeting of stockholders, you will receive a proxy for the total number of whole shares held — both the shares registered in your name directly and those credited to your Plan account. The Administrator will vote the shares held in your Plan account as you direct, except that fractions of shares will not be voted. If the proxy is not returned, or if it is returned unsigned, none of the shares will be voted unless you vote in person.

Limitation of Liability

Neither we nor the Administrator (nor any of our or its respective agents, representatives, employees, officers, directors or subcontractors) will be liable in administering the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate your account upon your death, or with respect to the prices or times at which shares are purchased or sold for you. The foregoing does not represent a waiver of any rights you may have under applicable securities laws.

Neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under the Plan. The prices of shares purchased and sold under the Plan will be determined by market conditions.

We are authorized to take any actions to carry out the Plan as may be consistent with the terms and conditions of the Plan. We reserve the right to interpret and regulate the Plan as we deem desirable or necessary in connection with the Plan’s operations. The establishment and maintenance of the Plan do not constitute assurances with respect to either the value of our common stock or as to whether we will continue to pay dividends on our common stock or at what rate such dividends will be paid.

Change or Termination of Plan

We reserve the right to modify, suspend or terminate the Plan at any time (subject to our compliance with any applicable legal requirements and to our receipt of any requisite governmental or other regulatory authorities). You will be sent notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. We also reserve the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as we deem desirable or appropriate for the administration of the Plan. The Administrator reserves the right to resign at any time upon reasonable written notice to us.

If you do not own at least one whole share of our common stock registered in your name in certificated form and/or held in your Plan account, we may terminate your participation in the Plan in our discretion. In that event, you would receive a cash payment for the fractional share remaining in your Plan account based on the current market price of our common stock, less any applicable service fee and brokerage commissions.

USE OF PROCEEDS

We cannot determine the number of shares that ultimately will be purchased under the Plan, or the prices at which those shares will be purchased. We will use the proceeds from the sale of shares under the Plan for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

The shares of common stock acquired under the Plan will be sold directly by us as newly issued shares or treasury shares, or will be acquired in the open market or in privately negotiated transactions. If you acquire common shares through the Plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances, you may be participating in a distribution of securities that would require your compliance with Regulation M under the Exchange Act, and you may be considered to be an underwriter within the meaning of the Securities Act. We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the Plan, nor will we enter into any agreement with you regarding your purchase of those shares of common stock or any resale or distribution of those shares.

Any financial intermediary or other person may acquire shares of common stock through the Plan at a discount by reinvesting cash dividends or making optional cash investments that are subsequently applied to the purchase of newly issued common or treasury shares directly from us, and may capture the discount by reselling the shares shortly thereafter. We have not entered into any arrangements with any financial intermediary or other person to engage in such arrangements. We anticipate that the availability of a discount may encourage some participants in the Plan to purchase more common shares than they would purchase without the discount, but we have no basis to quantify the extent to which additional common shares will be purchased because of the discount. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

VALIDITY OF SECURITIES

Fleischman and Walsh, L.L.P., Washington, D. C., has rendered an opinion as to the validity of the securities offered hereby. Aaron I. Fleischman, Senior Partner of Fleischman and Walsh, L.L.P., and other attorneys in that firm beneficially own shares of our stock that, in the aggregate, represent less than one percent of the shares of our outstanding stock.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Southern Union Company’s Current Report on Form 8-K dated July 17, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Southern Union Company for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Southern Union Gas Services, Ltd. and the financial statements of Southern Union Gas Energy, Ltd. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FEE SCHEDULE

This Fee Schedule describes the fees applicable to transactions and services under the Plan and includes any minimum and maximum investment amounts under the Plan.
Transaction Type	Minimum Investment	Maximum Investment	Service and Processing Fees[1]
Enrollment (deducted from the first investment in the Plan)	N/A	N/A	$10.00
Initial Investment (via check or one-time online bank debit)	$250.00	$250,000 Per Calendar Year[2]	$5.00 plus $0.05/share
Initial Investment (via periodic automatic deduction)[3]	$50.00	$250,000 Per Calendar Year[2]	$2.50 plus $0.05/share
Additional Investment (via check or one-time online bank debit)	$50.00	$250,000 Per Calendar Year[2]	$5.00 plus $0.05/share
Additional Investment (via periodic automatic deduction)	$50.00	$250,000 Per Calendar Year[2]	$2.50 plus $0.05/share
Sale of Shares	N/A	N/A	$10.00 plus $0.15/share
Sale of a fractional share at Termination or Withdrawal	N/A	N/A	Up to $10.00 plus $0.15/share
Dividend Reinvestment	N/A	N/A	5% of the amount reinvested, up to a maximum of $3.00 plus $0.05/share
Returned Check or Failed Electronic Payment Fee[4]	N/A	N/A	$25.00

1 All per share processing fees include the applicable brokerage commissions Computershare is required to pay. Applicable per share processing fees may be rounded up to the nearest whole share amount if fractional shares are held. All fees will be deducted from the funds to be invested or from the sales proceeds.

2 For the purposes of applying this limit, all investments, including initial and additional optional cash and periodic automatic deductions, but excluding dividend reinvestments, will be aggregated.

3 Participation in the Plan by initial investment through periodic automatic deductions requires that you agree to continue the deductions for a minimum of five consecutive months or until the amount invested reaches $250.00.

4 If the investment is applied to purchase shares before the check or attempted automatic deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account.

FOR ASSISTANCE CONCERNING THE PLAN

Correspondence concerning the Plan:

For Mail

Computershare Trust Company, N.A.
Southern Union Company DSPP Plan
P. O. Box 43010
Providence, RI 02940-3010

For Overnight or Courier Delivery

Computershare Trust Company, N.A.
Southern Union Company DSPP Plan
250 Royall Street
Canton, MA 02021

Voluntary cash investments of checks should be mailed to the address listed on your Plan Statement. Be sure to reference Southern Union Company and your account number if applicable, in all correspondence.

Telephone:

Computershare Trust Company, N.A.: 1-800-736-3001 (U.S. or Canada)
1-781-575-3100 (Outside U.S. or Canada)
An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

TDD: A telecommunications device is available for the hearing impaired.

1-800-952-9245 (U.S. or Canada)
1-781-575-2518 (Outside U.S. or Canada)

Internet: Messages forwarded on the Internet will be responded to promptly.

Computershare’s Internet address is “www.computershare.com/equiserve”. The Company’s Internet address is “www.sug.com”.

If you wish to contact the Company directly, you may write to:

Southern Union Company
5444 Westheimer Road
Houston, TX 77056
Attn: Investor Relations
The telephone number is 1-800-321-7423.

SUG DSPP REV 6/06

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Filing Fee............. $ 852
Plan Administrator Fees and Expenses.....………............ 5,000*
Printing and Engraving Fees.......................…………….. 15,000*
Legal Fees and Expenses..............……………................ 20,000*
Miscellaneous............................…………………..................... *

   Total.................................………………………........................... $ 40,852*

____________________
* Indicates estimate.

Item 15. Indemnification of Directors and Officers.

 Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its securityholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article Twelfth of our certificate of incorporation provides as follows:

TWELFTH: To the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Article XI of our bylaws provides as follows:

Section 1. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Company. Subject to Section 3 of this Article XI, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Company or any predecessor of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Subject to Section 3 of this Article XI, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Company or any predecessor of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Authorization of Indemnification. Any indemnification under this Article XI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article XI, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders (but only if a majority of the directors who are not parties to such action, suit or proceeding, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination). Such determination shall be made, with respect to former directors and officers, by any person or persons authorized by the Board to act on the matter on behalf of the Company. To the extent, however, that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article XI, to the fullest extent permitted by applicable law, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this Section 4 shall mean any other Company or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article XI, as the case may be.

Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article XI, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article XI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article XI, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article XI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. Expenses Payable in Advance. To the fullest extent not prohibited by the DGCL, or by any other applicable law, expenses incurred by a person who is or was a director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any person in his or her capacity as a director or officer (and not in any other capacity) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article XI.

Section 7. Nonexclusitivity of Indemnification. The indemnification provided by or granted pursuant to this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Sections 1 and 2 of this Article XI shall be made to the fullest extent permitted by law. The provisions of this Article XI shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article XI but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 8. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Company shall undertake its best efforts to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director, officer, employee or agent of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article XI. Such insurance shall be in such coverage amounts, and on such terms, as from time to time approved by a majority of the directors.

Section 9. Certain Definitions. For purposes of this Article XI, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent)

absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent company, or is or was a director or officer of such constituent company serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article XI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article XI.

Section 10. Survival of Indemnification. The rights to indemnification conferred by this Article XI shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and other personal and legal representatives of such a person.

Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article XI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Company shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company.

Section 12. Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification to employees and agents of the Company similar to those conferred in this Article XI to directors and officers of the Company.

Section 13. Effect of Amendment or Repeal. Neither any amendment or repeal of any Section of this Article XI, nor the adoption of any provision of the Certificate or the bylaws inconsistent with this Article XI, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article XI existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article XI, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article XI, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

We have purchased liability insurance policies covering our directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

Item 16. Exhibits.

Exhibit No.  Description

3(a)     Amended and Restated Certificate of Incorporation of the Registrant. Filed as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.
3(b)     Amended and Restated Bylaws of the Registrant. Filed as Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.
5       Opinion and Consent of Fleischman and Walsh, L.L.P.
23(a)     Consent of PricewaterhouseCoopers LLP
23(b)     Consent of KPMG LLP.
23(c)     Consent of KPMG LLP.
23(d)     Consent of Fleischman and Walsh, L.L.P. (included in Exhibit 5 hereto).
24      Power of Attorney.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 17, 2006.

SOUTHERN UNION COMPANY

/s/ George L. Lindemann	Chairman of the Board, President and
George L. Lindemann	Chief Executive Officer
Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on July 17, 2006.

Signature/Name	Title

/s/ George L. Lindemann	Chairman of the Board, President and
George L. Lindemann	Chief Executive Officer
(Principal Executive Officer)

/s/ Julie H. Edwards	Senior Vice President and Chief Financial Officer
Julie H. Edwards	(Principal Financial Officer)

/s/ George E. Aldrich	Vice President and Controller
George E. Aldrich	(Chief Accounting Officer)

/s/ David Brodsky	Director
David Brodsky

/s/ Frank W. Denius	Director
Frank W. Denius

/s/ Kurt A. Gitter, M.D.	Director
Kurt A. Gitter, M.D.

/s/ Herbert H. Jacobi	Director
Herbert H. Jacobi

/s/ Adam M. Lindemann	Director
Adam M. Lindemann

/s/ Thomas N. McCarter, III	Director
Thomas N. McCarter, III

/s/ George Rountree, III	Director
George Rountree, III

/s/ Allan Scherer	Director
Allan Scherer

*By: /s/ Robert M. Kerrigan III
Robert M. Kerrigan III
Attorney‑in‑fact

EXHIBIT INDEX

Exhibit
Number  Description

3(a)     Second Amended and Restated Certificate of Incorporation of the Registrant. Filed as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.
3(b)    Restated Bylaws of the Registrant. Filed as Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.
5                  Opinion and Consent of Fleischman and Walsh, L.L.P.
23(a)           Consent of PricewaterhouseCoopers LLP
23(b)           Consent of KPMG LLP.
23(c)           Consent of KPMG LLP.
23(d)           Consent of Fleischman and Walsh, L.L.P. (included in Exhibit 5 hereto).
24                Power of Attorney.